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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
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                             ABFS Investment Notes
                         Begin Earning These High Rates
                 Prospectus Supplement dated December 1, 1999.
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      TERM                                        RATE         ANNUAL YIELD*
   3-5 Months                                     7.50%            7.78%
   6-11 Months                                    8.75%            9.14%
   12-23 Months                                   9.35%            9.80%
   24-29 Months                                   9.75%           10.24%
   30-35 Months                                   9.85%           10.35%
   36-47 Months                                  10.10%           10.62%
   48-59 Months                                  10.45%           11.01%
   60-83 Months                                  11.25%           11.90%
   84-119 Months                                 11.35%           12.01%
   120 Months                                    11.60%           12.29%
   Money Market Notes                             6.15%            6.34%












           Minimum for Investment Notes and Money Market Notes $1,000

                           For more information, call

                                 1-800-776-4001

                                  [ABFS LOGO]



 2255 Glades Road          BalaPointe Office Centre     2425 East Camelback Road
    Suite 311E            111 Presidential Boulevard          Suite 1065
Boca Raton, FL 33431        Bala Cynwyd, PA  19004         Phoenix, AZ 85016

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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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An offer can only be made by the Prospectus dated October 15, 1999, delivered in conjunction with this Rate Supplement dated December 1, 1999. See "Risk
Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.
  *Interest is compounded daily based on a 365-day year. The effective annual yield assumes all interest remains invested for 365 days. Subordinated Investment Notes represent obligation of the Company and are not certificates of deposit or insured by the FDIC or any governmental or private entity. This announcement is neither an offer to sell nor a solicitation of an offer to buy Subordinated Investment Notes. This offer is made by prospectus only. The rates for the Investment Notes are available through December 13, 1999. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.